As filed with the U.S. Securities and Exchange Commission on June 29, 2023

Registration No. 333-264237

Registration No. 333-252839

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-264237

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-252839

UNDER

THE SECURITIES ACT OF 1933

Lucira Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2491037
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1315 63rd Street

Emeryville, California 94608

(Address of Principal Executive Offices) (Zip Code)

Lucira Health, Inc. 2014 Equity Incentive Plan

Lucira Health, Inc. 2021 Equity Incentive Plan

Lucira Health, Inc. 2021 Employee Stock Purchase Plan

Lucira Health, Inc. 2022 Inducement Plan

(Full titles of the plans)

Erik T. Engelson

President and Chief Executive Officer

Lucira Health, Inc.

1315 63rd Street

Emeryville, California 94608

(814) 574-1546

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Josh Seidenfeld

John T. McKenna

Mark B. Weeks

Alexa M. Ekman

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Lucira Health, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-264237, registering 1,983,182 shares of common stock issuable pursuant to the 2021 Equity Incentive Plan, 396,636 shares of common stock issuable pursuant to the 2021 Employee Stock Purchase Plan and 3,500,000 shares of common stock pursuant to the 2022 Inducement Plan.

•

Registration Statement No. 333-252839, registering 4,565,907 shares of common stock issuable pursuant to the 2021 Equity Incentive Plan, 634,093 shares of common stock issuable pursuant to the 2021 Equity Incentive Plan, 750,000 shares of common stock issuable pursuant to the 2021 Employee Stock Purchase Plan and 4,587,700 shares of common stock issuable pursuant to the 2014 Equity Incentive Plan.

On February 22, 2023, the Company filed a voluntary petition (Case No. 23-10242) for relief under chapter 11 of title 11 the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (such court, the “Bankruptcy Court” and such case, the “Case”). On April 20, 2023, the Company sold substantially all of its assets to the Pfizer Inc. (the “Buyer”) pursuant to that certain Asset Purchase Agreement dated as of April 12, 2023, as amended.

On June 7, 2023, the Company filed a proposed Chapter 11 Plan of Liquidation of Lucira Health, Inc. (“Chapter 11 Plan”) and Disclosure Statement for the Chapter 11 Plan (“Disclosure Statement”). As proposed, the Chapter 11 Plan and Disclosure Statement provide that on the Effective Date (as defined in the Chapter 11 Plan) of the Chapter 11 Plan, all equity securities in the Company will be cancelled, released, and extinguished, and will be of no further force or effect, and holders of such equity securities will not receive any distributions under the Chapter 11 Plan on account of such equity securities (the “Cancellation”).

As a result, the offerings contemplated by the Registration Statements have been terminated. In accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby removes from registration all shares registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on June 29, 2023.

Lucira Health, Inc.

By:	/s/ Erik T. Engelson
Erik T. Engelson
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.